EXHIBIT 99
                                   ----------
July 31, 2006

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777


           FFD Financial Corporation Reports Increase in Net Earnings

DOVER, OHIO -FFD Financial Corporation, parent company of First Federal Community Bank (the Bank), reported net earnings for the three months ended June 30, 2006, of $474,000, or diluted earnings per share of $.39, compared to net earnings of $454,000, or $.38 per diluted share reported for the comparable three-month period in 2005. The $20,000, or 4.4%, increase in net earnings resulted from an increase of $326,000, or 26.3%, in net interest income and a decrease of $45,000 or 4.4%, in general, administrative and other expenses, which were partially offset by a $285,000, or 60.1%, decrease in other income, and increases of $45,000 in the provision for losses on loans and $21,000, or 9.0%, in the provision for federal income tax. The increase in net interest income was a result of upward pricing of adjustable rate loans in a rising rate environment, as well as growth in assets. The decrease in other income in 2006 resulted from the absence of a $329,000 pre-tax gain recorded in 2005 from the sale of stock in Intrieve, Incorporated in connection with the acquisition of Intrieve by Harland Financial Solutions, Inc. which was partially offset by an $18,000 pre-tax gain in the same period in 2006 resulting from a holdback payment from the Intrieve acquisition. Excluding these one time gains, other income in the current period would have outpaced the comparable period last year by $26,000 or 17.9%. The increase in the provision for federal income tax was due to increased earnings period to period. FFD also took a $27,000 pre-tax expense in the current quarter as a result of the board's decision to accelerate the vesting of all remaining stock options.

Net earnings for the fiscal year ended June 30, 2006, totaled $1.4 million, or diluted earnings per share of $1.13, an increase of $266,000 from the net earnings of $1.1 million, or $.92 per diluted share reported in fiscal 2005. The 22.8% increase in net earnings for the 2006 fiscal year resulted from an increase of $1.3 million in net interest income, which was partially offset by a $318,000, or 34.7% decrease in other income, and increases of $390,000, or 10.2%, in general, administrative and other expenses, $151,000, or 27.0% in the provision for federal income tax, and $149,000 in the provision for losses on loans.

The increase in net interest income was due to increases in average loans outstanding, favorable repricing of adjustable rate loans, and improvement of the net interest margin through liability cost management. The decrease in other income resulted primarily from the absence of a $329,000 pre-tax gain from the acquisition of Intrieve by Harland Financial Solutions in fiscal 2005, and was partially offset by $35,000 additional pre-tax gain in fiscal 2006 from hold back payments from the same transaction. The increase in general, administrative and other expense was due primarily to increases in other operating expenses and employee compensation and benefits. These expenses increased due to our investment in the Coshocton and Sugarcreek markets, which we expect to aid in our continuing asset and earnings growth. Other operating expenses increased as a result of the going private transaction, advertising expense and other pro-rata increases. The increase in the provision for losses on loans was primarily due to growth in the loan portfolio, loan charge offs, and an increase related to management's assessment of economic conditions. The increase in the provision for federal income tax was due to increased earnings period to period.

FFD Financial Corporation reported total assets of $161.2 million at June 30, 2006, an increase of 8.5% over the June 30, 2005 balance of $148.6 million. Loans receivable increased by 9.9% from the June 30, 2005 balance of $131.5 million to $144.6 million at June 30, 2006. Total liabilities of FFD Financial Corporation increased by 8.9% from the June 30, 2005 balance of $131.2 million to $142.9 million at June 30, 2006, and included deposits of $121.9 million, representing an increase of 9.3% over the June 30, 2005 balance of $111.5 million. Shareholders' equity totaled $18.4 million at June 30, 2006.

"We are very pleased with our continuing progress in improving our earnings per share" commented Trent B. Troyer, President & CEO. "When you compare the year's growth in diluted earnings per share excluding the one time gains, we improved core earnings by 50.0%. I'm also very proud of the growth in our balance sheet in a very challenging environment. We continued to remain conservative in our deposit acquisition pricing, but yet grew deposits by 9.3%. We continue to have a positive outlook about our market areas and the general interest rate environment and look forward to fiscal 2007"

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and has lending centers in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com .

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                       June 30,   June 30,
         ASSETS                                           2006       2005
                                                    (unaudited)

Cash and cash equivalents                             $  7,692   $  7,785
Investment securities                                    3,353      3,485
Tax effect                                                 561        720
Loans receivable                                       144,556    131,493
Other assets                                             5,071      5,112
                                                      --------   --------

         Total assets                                 $161,233   $148,595
                                                      ========   ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $121,919   $111,495
Borrowings                                              18,428     17,880
Other liabilities                                        2,523      1,782
                                                      --------   --------
         Total liabilities                             142,870    131,157

Shareholders' equity                                    18,363     17,438
                                                      --------   --------

         Total liabilities and shareholders' equity   $161,233   $148,595
                                                      ========   ========



                            FFD Financial Corporation
                            -------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                   Fiscal year ended       Three months ended
                                                        June 30,                June 30,
                                                    2006       2005         2006        2005

Total interest income                             $9,475      $7,073      $2,555      $1,963

Total interest expense                             3,649       2,521         991         725
                                                  ------      ------      ------      ------

         Net interest income                       5,826       4,552       1,564       1,238

Provision for losses on loans                        160          11          45          --
                                                  ------      ------      ------      ------

         Net interest income after provision
           for losses on loans                     5,666       4,541       1,519       1,238

Other income                                         599         917         189         474

General, administrative and other expense          4,203       3,813         979       1,024
                                                  ------      ------      ------      ------

         Earnings before income taxes              2,062       1,645         729         688

Federal income taxes                                 710         559         255         234
                                                  ------      ------      ------      ------

         NET EARNINGS                             $1,352      $1,086      $  474      $  454
                                                  ======      ======      ======      ======

         EARNINGS PER SHARE
           Basic                                  $ 1.15      $  .94      $  .40      $  .39
                                                  ======      ======      ======      ======

           Diluted                                $ 1.13      $  .92      $  .39      $  .38
                                                  ======      ======      ======      ======


                            FFD Financial Corporation

                 RECONCILIATION OF GAAP TO non-GAAP DISCLOSURES
                        (In thousands, except share data)

                                                          Fiscal year ended            Three months ended
                                                              June 30,                      June 30,
                                                          2006            2005          2006          2005
Net earnings on a GAAP basis                         $   1,352       $   1,086       $   474       $   454
Other income
     adjusted for unusual gains                            (35)           (329)          (18)         (329)
Tax effect                                                  12             112             6           112
                                                     -------------------------       ---------------------
Net earnings before unusual gains                    $   1,329       $     869       $   462       $   237
                                                     =========================       =====================


Diluted earnings per share on a GAAP basis           $    1.13       $     .92       $   .39       $   .38
Other income
     adjusted for unusual gains                           (.03)           (.28)         (.02)         (.28)
Tax effect                                                 .01             .10           .01           .10
                                                     -------------------------       ---------------------
Diluted earnings per share before unusual gains      $    1.11       $     .74       $   .38       $   .20
                                                     =========================       =====================